Shareholder meeting results (Unaudited)

April 29, 2016 annual meeting

At the meeting, a proposal to fix the number of Trustees at thirteen was approved, as follows:

			Votes for 	Votes against 	Abstentions
			11,729,851 	338,863 	312,062

At the meeting, each of the nominees for Trustees was elected, as follows:

			Votes for 	Votes withheld
Liaquat Ahamed 		11,214,091 	1,166,688
Ravi Akhoury 		11,216,399 	1,164,381
Barbara M. Baumann 	11,293,223 	1,087,557
Jameson A. Baxter 	11,255,584 	1,125,196
Robert J. Darretta 	11,283,249 	1,097,531
Katinka Domotorffy 	11,224,031 	1,156,748
John A. Hill 		11,278,646 	1,102,133
Paul L. Joskow 		11,262,807 	1,117,973
Kenneth R. Leibler 	11,286,833 	1,093,947
Robert E. Patterson 	11,275,181 	1,105,598
George Putnam, III 	11,262,274 	1,118,506
Robert L. Reynolds 	11,295,478 	1,085,302
W. Thomas Stephens 	11,279,450 	1,101,329
At the meeting, a proposal to convert the fund from closed-end to open-end status was not approved, as follows:

			Votes for 	Votes against 	Abstentions
			1,308,148 	5,328,391 	244,385

All tabulations are rounded to the nearest whole number.